Exhibit 5.12

March 18, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the “Corporation”)
Registration Statement on Form F-10, dated March 18, 2009

In connection with the Corporation’s Registration Statement on Form F-10, dated March 18, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, David Penna, P.Geo., hereby consent to the use of my name in connection with references to my involvement with the preparation of the mineral reserve and mineral resource estimate for the Lac des Iles Property, in a report dated January 15, 2009 entitled “December 31, 2008 Open Pit and Underground Mineral Resources and Mineral Reserves Lac Des Iles Mine” (the “LDI Report”), and to references to the LDI Report, or portions thereof, which have been incorporated by reference in the Registration Statement and any amendments thereto.

I also certify that I have read the Registration Statement and I do not have any reason to believe that there are any misrepresentations in the information contained in it or documents incorporated therein by reference that are derived from the LDI Report, or that are within my knowledge as a result of the services that I performed in connection with the preparation of the LDI Report.

Yours truly,

(signed) David Penna

David Penna, P.Geo.

Chief Mine Geologist

Lac des Iles Mines Ltd.